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                                                                                                    EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                             1998                                         Year Ended December 31,
                                      3 Months  12 Months          1997           1996         1995       1994
                                      Ended     Ended
                                      March 31  March 31
   Earnings:
A.  Net Income                        $ 19,167  $ 52,768           $ 55,086     $ 56,082    $ 52,722   $ 50,929
B.  Federal Income Tax                  10,559    24,822             26,237       31,068      28,687     26,806
C.  Earnings before Income Taxes      $ 29,726  $ 77,590           $ 81,323     $ 87,150    $ 81,409   $ 77,735
D.  Total Fixed Charges<FN1>             6,749    27,222             27,148       27,231      30,433     32,679
E.  Total Earnings                    $ 36,475  $104,812           $108,471     $114,381    $111,842   $110,414
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247      $    807  $  3,230           $  3,230     $  3,230    $  4,903   $  5,127
G.  Less Allowable Dividend Deduction       32       127                127          127         528        528
H.  Net Subject to Gross-up                775     3,103              3,103        3,103       4,375      4,599
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)           1.551     1.470              1.476        1.554       1.544      1.526
J.  Pref. Dividend (Pre-tax) (HxI)       1,202              4,561                  4,580       4,822      6,755     7,018
K.  Plus Allowable Dividend Deduction       32                127                    127         127        528       528
L.  Preferred Dividend Factor            1,234     4,688              4,707        4,949       7,283      7,546
M.  Fixed Charges (D)                    6,749    27,222             27,148       27,231      30,433     32,679
N.  Total Fixed Charges
     and Preferred Dividends          $  7,983  $ 31,910           $ 31,855     $ 32,180    $ 37,716   $ 40,225
O.  Ratio of Earnings to Fixed
    Charges (E/D)                         5.40      3.85               4.00         4.20        3.68       3.38
P.  Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)         4.57      3.28               3.41         3.55        2.97       2.74
<FN1>Includes a portion of rent expense deemed to be representative of the interest factor.
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